                                                  Exhibit 99.1
Media Contact:  Shane Boyd
U.S. Telephone:  651.310.3846
E-mail: shane.boyd@stpaul.com

Investor Contact:  Laura Gagnon
U.S. Telephone:  651.310.7696
E-mail: laura.gagnon@stpaul.com

October 29, 2003
For Immediate Release

The St. Paul Companies Reports Strong Quarterly Results

  - Net income per share of $0.88, up 226 percent
  - Record operating earnings per share of $0.96, up 85 percent

SAINT PAUL, Minn. - The St. Paul Companies (NYSE: SPC) today announced third-quarter 2003 net income of $214 million, or $.88 per share, up from third-quarter 2002 net income of $63 million, or $.27 per share. Third-quarter 2003 operating earnings of $233 million, or $.96 per share, were an all time record for the company. Those operating earnings compared to $121 million, or $.52 per share, for the same period of 2002.

Third quarter 2003 compared favorably to the third quarter of 2002:

  - Ongoing segments' net written premiums of $1.89 billion, up 24.5 percent
  - Total net written premiums of $1.95 billion, up 6.9 percent
  - Ongoing segments' statutory combined ratio of 90.9, improved from 92.1
  -    Total statutory combined ratio of 94.0, improved from 105.7
  - Nuveen Investments contribution of a record $29 million, up 17.5 percent

The company's third-quarter annualized operating earnings return on average adjusted equity was 17.1 percent, and annualized net income return on average equity was 13.7 percent. The company's year-to-date annualized operating earnings return on average adjusted equity was 15.4 percent, and annualized net income return on average equity was 13.5 percent.

                                   Three Months       Nine Months
                                      Ended              Ended
                                   September 30       September 30
                                  --------------     --------------
($ in millions, except per        2003      2002     2003      2002
  share amounts, net of tax)      ----      ----     ----      ----

Net income (loss)                 $214      $ 63     $609      $(26)
  Net realized investment
   (gains) losses                   (4)       52      (22)       97
  Cumulative effect of
   accounting change                21         -       21         6
  Discontinued operations            2         6        3        19
                                  ----      ----     ----      ----
Operating earnings                $233      $121     $611      $ 96
                                  ====      ====     ====      ====

Net income (loss) per
 diluted share                   $0.88    $ 0.27    $2.51    $(0.18)
Operating earnings
 per diluted share               $0.96    $ 0.52    $2.52    $ 0.40


"We continue to make tremendous progress in positioning The St. Paul to generate stable, growing earnings for our shareholders," said Jay Fishman, chairman and chief executive officer. "Our ability to reap the benefits of our 2002 strategic restructuring, the continued concentration on managing expenses and reducing legacy issues during 2003, and our efforts to become a property-liability insurer of choice for our agents, brokers and customers has resulted in record operating earnings in two of the past three quarters. I believe we are very well positioned as we look forward to 2004."


Third Quarter Financial Highlights
----------------------------------

The company's ongoing insurance segments recorded third-quarter net written premiums of $1.89 billion, or 97.0 percent of total net written premiums. Ongoing segments' net written premiums were up 24.5 percent over the same period of 2002.
In the Other segment, primarily businesses being exited, net written premiums declined to $59 million from $305 million in 2002, primarily due to the transfer of our ongoing reinsurance operations to Platinum Underwriters Holdings, Ltd. in November 2002. Total third-quarter net written premiums of $1.95 billion were up 6.9 percent from the same prior-year period.

Ongoing insurance segments' net earned premiums grew 23.5 percent to $1.73 billion. Net earned premiums in the Other segment declined from $540 million in third-quarter 2002 to $83 million in 2003. As a result of this decline, total earned premiums for the quarter were $1.81 billion, compared to $1.94 billion in 2002, and total revenues were $2.25 billion, down from $2.30 billion for third-quarter 2002.

The company's statutory combined ratio for ongoing segments for the third quarter of 2003 was 90.9, with a loss ratio of 62.7, and an expense ratio of 28.2. The overall statutory combined ratio was 94.0, consisting of a loss ratio of 66.3 and an expense ratio of 27.7, an improvement from 105.7 in the third quarter of 2002. Statutory combined ratios for the Other segment are not meaningful. Catastrophe losses in the quarter were immaterial.

Nuveen Investments contributed after-tax net income and operating earnings of $29 million in the quarter, up 17.5 percent compared to $25 million in the prior-year period.
Assets under management grew to $90.06 billion at Sept. 30, up 17.1 percent from a year ago.

The company's common shareholders' equity increased to $6.19 billion from $5.68 billion at the end of last year. Reported book value per common share at Sept. 30, 2003, was $27.15, and $31.16, if adjusted to include the company's investment in Nuveen Investments at after-tax market value. Reported book value per common share was $25.05 at year-end 2002. The company's debt to capital ratio increased to 36.3 percent due to the adoption of SFAS No. 150, which required the company to reclassify $897 million of mandatorily redeemable preferred securities issued by trusts as debt. The conventional debt to total capital ratio improved to 27.2 percent as of Sept. 30, compared to 29.0 at year-end 2002. The company's capital base was $9.84 billion at Sept. 30, up $493 million from Dec. 31, 2002.


             Property-Liability Operating Overview
             -------------------------------------

The following discussion of third-quarter results relates to items that are included in both net income and operating earnings. Underwriting profits do not include net investment income.


Specialty Commercial
--------------------

Specialty Commercial net written premiums grew 19.3 percent to $1.27 billion. The combined ratio was 92.5, compared to 93.7 for the same period in 2002. The year-to-date combined ratio was 93.5, compared to 94.7 for the first nine months of 2002. This segment yielded pretax underwriting profits of $79 million in the third quarter of 2003 and $56 million in the comparable 2002 period.

Commercial Lines
----------------

Net written premiums for Commercial Lines - which includes Middle Market Commercial, Small Commercial and Property Solutions - increased 36.9 percent to $620 million. The combined ratio decreased to 87.2, compared to 88.5 for the same period of 2002. Third-quarter pretax underwriting profit for the segment was $58 million, compared with $41 million for the same period last year.

Other
-----

The Other segment primarily includes the businesses the company decided to exit, as well as development on most of our asbestos and environmental reserves. The company reported pretax underwriting losses of $65 million in this segment in the third quarter of 2003, compared with underwriting losses of $192 million in the third quarter of 2002. The underwriting results in this segment reflect losses of $39 million as a result of prior period reserve adjustments and $26 million of current period losses. Year-to-date underwriting losses of $213 million compared favorably to losses of $904 million for the same period of 2002. The company expects current year pretax underwriting losses in this segment to be less than $10 million per quarter in 2004.

Investments
-----------

Net investment income was $279 million in the quarter, compared to $302 million in the third quarter of 2002 and $274 million in the second quarter of 2003. Insurance portfolio assets, at cost, were $21.3 billion compared to $21.5 billion at year-end 2002 and $20.8 billion as of June 30, 2003. The average fixed maturity portfolio yield has declined from 6.0 percent at the end of second-quarter 2003 to 5.9 percent at the end of third-quarter 2003. The average credit quality of the company's fixed income investment portfolio remains AA+. After-tax unrealized appreciation of fixed income investments was $686 million, down $173 million from June 30, 2003. After-tax realized investment gains were $4 million, compared with after-tax realized losses of $52 million in the year-ago period.

Asset Management Operating Overview
-----------------------------------

Nuveen contributed record after-tax net income and operating earnings of $29 million in the quarter, compared to $25 million in the prior-year period. Total assets under management grew to $90.06 billion at the end of the quarter, an increase of 17.1 percent from $76.93 billion at Sept. 30, 2002, and up 13.0 percent from $79.72 billion at Dec. 31, 2002. Nuveen Investments' gross sales in the third quarter were $4.40 billion, with positive net asset flows of $2.09 billion.

Nuveen Investments' strong revenue and earnings growth in the third quarter was driven by continuing momentum in retail managed accounts and the introduction of new closed-end, exchange-traded funds over the last 12 months. Managed account sales totaled $2.8 billion in the quarter, compared with $1.9 billion in the same 2002 period. The increase reflected strong demand for value equity portfolios and municipal accounts. In the quarter, Nuveen Investments raised approximately $300 million with the introduction of its first exchange-traded fund that blends debt and equity investment strategies.

Summary Financial Data

Consolidated Financial Summary
------------------------------

                                       Three Months       Nine Months
                                          Ended              Ended
                                       September 30       September 30
                                      -------------      -------------
 (In millions, except                 2003     2002      2003     2002
  per share amounts)                  ----     ----      ----     ----

  Total Revenues                    $2,246   $2,297    $6,531   $6,975
                                     =====    =====     =====    =====
  Property-Liability Insurance:
   Underwriting Result by Segment:
 Specialty Commercial                $  79    $  56     $ 209    $ 123
 Commercial Lines                       58       41       132       84
                                     -----    -----     -----    -----
    Subtotal - ongoing segments        137       97       341      207
 Other                                 (65)    (192)     (213)    (904)
                                     -----    -----     -----    -----
 Total Underwriting Result              72      (95)      128     (697)
 Other expense                          (9)     (17)      (62)     (55)
 Net investment income                 279      300       833      873
                                     -----    -----     -----    -----
    Total Property-
     Liability Insurance               342      188       899      121
    Asset Management                    49       42       135      119
    Parent and Other                   (64)     (57)     (177)    (165)
                                     -----    -----     -----    -----
  Pretax Operating Earnings            327      173       857       75
   Income tax expense (benefit)         94       52       246      (21)
                                     -----    -----     -----    -----
  Operating Earnings                   233      121       611       96
   Realized investment gains
    (losses), net of taxes               4      (52)       22      (97)
   Cumulative effect of
    accounting change, net of taxes    (21)       -       (21)      (6)
   Discontinued operations,
    net of taxes                        (2)      (6)       (3)     (19)
                                     -----    -----     -----    -----
  Net Income (Loss)                  $ 214    $  63     $ 609    $ (26)
                                     =====    =====     =====    =====

 Weighted average common
  shares outstanding*                227.8    220.5     227.5    212.3

 Weighted average diluted
  common shares outstanding*         240.0    229.8     239.1    212.3


 Net Income (Loss) per
  diluted share                      $0.88    $0.27     $2.51   $(0.18)
    Net of taxes, per
     diluted share:
      Realized investment
       (gains) losses                (0.02)    0.23     (0.09)    0.46
      Cumulative effect of
       accounting change              0.09        -      0.09     0.03
      Discontinued operations         0.01     0.02      0.01     0.09
                                     -----    -----     -----    -----
 Operating Earnings
  per diluted share                  $0.96   $ 0.52     $2.52   $ 0.40
                                     =====    =====     =====    =====


* The increase in outstanding shares is due primarily to the company's issuance of equity in July 2002.

Consolidated Balance Sheet Data
-------------------------------


                                                Sept. 30    December 31
                                               ---------    -----------
     ($ in millions, except                       2003          2002
     per share amounts)                        ---------    -----------

      Assets:
         Investments                            $22,673       $22,733
         Reinsurance recoverables                 8,298         8,300
         Other receivables                        3,064         3,176
         Other assets                             6,328         5,750
                                                 ------        ------
               Total Assets                     $40,363       $39,959
                                                 ======        ======

      Liabilities:
         Insurance reserves*                    $25,122       $26,428
         Debt - conventional                      2,233         2,270
         Debt - equity unit related                 443           443
         Debt - mandatorily redeemable
          preferred securities                      897             -
         Other liabilities                        5,400         4,183
                                                 ------        ------
              Total liabilities                  34,095        33,324
                                                 ------        ------
      Mandatorily redeemable
         preferred securities**                       -           889
                                                 ------        ------
      Shareholders' Equity:
         Common                                   6,192         5,681
         Preferred                                   76            65
                                                 ------        ------
              Total Shareholders' Equity          6,268         5,746
                                                 ------        ------
              Total Liabilities and Equity      $40,363       $39,959
                                                 ======        ======

     Ratio of conventional debt obligations
      to total capitalization                      22.7%         24.3%
     Ratio of total debt obligations and
      mandatorily redeemable preferred
      securities to total capitalization           36.3%         38.5%



     Book value per common share                 $27.15        $25.05

     Book value per common share,
      adjusted for Nuveeen at after-tax
      market value                               $31.16        $28.82


* Reserves include loss and loss adjustment net reserves of $6.05 billion for Other, which is primarily comprised of our runoff businesses, with a weighted average life of 5.0 years.

** The adoption of SFAS No. 150 required the company to reclassify
   $897 million of mandatorily redeemable preferred securities issued by trusts investing solely in debentures of the company as debt. Prior periods were not restated.

Consolidated Financial Summary, adjusted for the Elimination of the Reporting Lag for Lloyd's*
--------------------------------

            ---------------------- Nine Months Ended September 30 ----------
                          Results Prior to        Impact of
                            Elimination of   Elimination of
                            Reporting Lag*    Reporting Lag*    As Reported
                          ---------------    --------------   --------------
 (In millions, except per
   share amounts)                                              2003     2002
                                                              -----    -----
 Total Revenues                     $6,463         $   68**  $6,531   $6,975
                                     =====          =====     =====    =====
  Property-Liability Insurance:
   Underwriting Result by Segment:
 Specialty Commercial                $ 215          $  (6)    $ 209    $ 123
 Commercial Lines                      132              -       132       84
                                     -----          -----     -----    -----
    Subtotal - ongoing segments        347             (6)      341      207
 Other                                (195)           (18)     (213)    (904)
                                     -----          -----     -----    -----
 Total Underwriting Result             152            (24)      128     (697)
 Other income (expense)                (68)             6       (62)     (55)
 Net investment income                 829              4       833      873
                                     -----          -----     -----    -----
    Total Property-
     Liability Insurance               913            (14)      899      121
    Asset Management                   135              -       135      119
    Parent and Other                  (177)             -      (177)    (165)
                                     -----          -----     -----    -----
  Pretax Operating Earnings            871            (14)      857       75
   Income tax expense (benefit)        250             (4)      246      (21)
                                     -----          -----     -----    -----
  Operating Earnings                   621            (10)      611       96
   Realized investment gains
    (losses), net of taxes              22              -        22      (97)
   Cumulative effect of
    accounting change, net of taxes    (21)             -       (21)      (6)
   Discontinued operations,
    net of taxes                        (3)             -        (3)     (19)
                                     -----          -----     -----    -----
  Net Income (Loss)                  $ 619          $ (10)    $ 609    $ (26)
                                     =====          =====     =====    =====

 Weighted average common
  shares outstanding                 227.5          227.5     227.5    212.3

 Weighted average diluted
  common shares outstanding          239.1          239.1     239.1    212.3


 Net Income (Loss) and
  impact per diluted share           $2.55         $(0.04)    $2.51   $(0.18)

 Operating Earnings and
  impact per diluted share           $2.56         $(0.04)    $2.52   $ 0.40



 * The elimination of the one-quarter reporting lag for St. Paul at Lloyd's is also discussed in the first quarter 2003 release.
** Applicable net written premium impact of elimination of reporting lag was $88 million.


Key terms, definitions and reconciliations
------------------------------------------

Book value per share adjusted for Nuveen Investments marked to market, after-tax:

(in millions except                 Impact of           Book value
 per share)                         Nuveen at         adjusted for
                         Reported      market     Nuveen at market
                         --------   ---------     ----------------
Common Shareholders'
  Equity                   $6,192        $915           $7,107
Common Shares
  Outstanding               228.1           -            228.1

Book Value per
  Common Share             $27.15       $4.01           $31.16


The company consolidates Nuveen Investments, then excludes the minority interest. For purposes of calculating the book value per share adjustment in the foregoing table, the pretax difference between the carrying value of our investment in Nuveen Investments and the quarter-end market value of the shares of Nuveen Investments that we own is tax-effected at the statutory rate of 35%, and the result is divided by the number of our common shares outstanding. Since a market price is available for the shares of Nuveen Investments, we believe that providing our book value per share adjusted for Nuveen Investments at market is useful supplemental information for investors concerning our financial condition. There can be no assurance that we would receive a price per share similar to the market price if we were to seek to sell our shares of Nuveen Investments.

Capital Base: Consists of shareholders' equity, debt and preferred securities.

                                     September 30,   December 31,
       ($ in billions)                   2003           2002
                                     -------------   -----------
       Shareholders' equity            $  6.27         $  5.75
       Debt                               3.57            2.71
       Mandatorily redeemable
        preferred securities                 -            0.89
                                         -----           -----
       Capital Base                    $  9.84         $  9.35
                                         =====           =====

Each of the components of our capital base (other than a modest amount of short-term debt) supports our operations over the longer term, and we believe that showing a combined capital base is useful information to investors evaluating our financial condition.

Catastrophe Losses: Effective Jan. 1, 2003, the company changed its disclosure in that it no longer classifies all losses defined as catastrophes by the Insurance Services Office (ISO) as "catastrophe losses." The company revised its definition of losses reported as "catastrophes" to include only those events that generate losses beyond a level normally
expected in its business.   This revised definition has no
impact on recorded results.

Debt to Capital Ratio reconciliation: The company shows conventional debt obligations to total capitalization, which excludes the $897 million of debt associated with mandatorily redeemable preferred securities and $443 million of debt associated with equity units from the numerator. In August 2005 the holders of equity units, of which this debt is a part, are obligated to purchase for an amount equal to the principal amount of the debt a number of shares of our common stock determined pursuant to a settlement formula specified in the forward contracts that are part of the equity units. In light of the special characteristics of the equity units, the company believes that the conventional debt to capital ratio presents useful supplemental information to investors concerning its financial strength.

                                         Sept. 30  December 31
                                           2003       2002
                                         -------  -----------
Conventional debt to total
 capital ratio                              22.7%        24.3%
Impact of debt associated with
 mandatorily redeemable preferred
 securities and debt associated
 with equity units on debt to
 total capital ratio                        13.6%        14.2%
                                          ------       ------
Debt and mandatorily redeemable
 preferred securities to
 total capital ratio                        36.3%        38.5%
                                          ======       ======

                       Statutory Ratios:
                       ----------------
Expense Ratio: The company uses the statutory definition of expenses in calculating expense ratios disclosed. Expenses are divided by net written premiums to arrive at the expense ratio. "Statutory" expenses differ from "GAAP" expenses primarily with regard to policy acquisition costs, which are not deferred and amortized for statutory purposes, but rather recognized as incurred.

Loss Ratio:  The company uses the statutory definition of loss
ratio.   This ratio is calculated by dividing the sum of
losses and loss adjustment expenses incurred by net earned premiums. Net earned premiums, and losses and loss adjustment expenses, are GAAP as well as statutory measures.

Combined Ratio: The sum of the statutory expense ratio and the loss ratio.

Written and Earned Premiums: Net written premiums are a statutory measure of premium volume that differs from the net earned premiums reported in our GAAP statement of operations. Written premiums for a period can be reconciled to earned premiums by adding or subtracting the change in unearned premium reserves in the period.

Operating Earnings: The company uses operating earnings, a non-GAAP financial measure, to evaluate The St. Paul's performance. "Operating earnings" shows net income exclusive of certain items that are volatile and that we believe may distort the analysis of trends in our business. Operating earnings consist of net income excluding after-tax realized gains and losses, after-tax income (or loss) from discontinued operations, and the after-tax cumulative effect of accounting changes, each of which may be highly variable from period to period. Although the investment of premiums to generate investment income and realized capital gains (or losses) is an integral part of the company's insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can result from other than temporary declines in value without actual realization. We believe that the level of realized gains or losses for any particular period is not indicative of the performance of our ongoing underlying business operations in a particular period. Results of discontinued operations are not relevant to an assessment of our continuing operations, and changes in accounting principles have nothing to do with our underlying operations. Providing only a GAAP presentation of net income makes it more difficult for users of our financial information to evaluate the company's success or failure in our basic business, and may lead to incorrect or misleading assumptions and conclusions. We understand that the equity analysts who follow the company focus on operating earnings in their analyses for the same reasons discussed above. The excluded items may be material in a period. The company provides Operating Earnings to investors so that they have what management believes to be a useful supplement to GAAP information concerning the company's performance.

Operating Return on Equity: In calculating operating return on equity, the company uses operating earnings as defined above less preferred dividends and excludes from average equity the average unrealized appreciation or depreciation on fixed income securities, net of tax. Preferred dividends are excluded so that the returns represent only returns available to common shareholders. Unrealized appreciation (depreciation) is primarily the result of interest rate movements and the resultant valuation impact on fixed income securities generally held to maturity. Such appreciation (depreciation) is not related to management actions or operational performance, nor is it likely to be realized. Therefore, the company believes excluding this unrealized appreciation (depreciation) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated using beginning plus ending values for the period, and dividing by two. We believe that operating return on equity is useful to investors evaluating our performance because it is a measure of return that is calculated based on operating earnings (which exclude volatile items that can distort trends as discussed earlier) and common shareholders' equity adjusted to eliminate increases and decreases that primarily result from interest rate changes that are beyond management's control.

Operating Return on Equity Reconciliation
-----------------------------------------

($ in millions)                          Three months   Nine months
                                             ended        ended
                                         September 30,  September 30,
                                             2003          2003
                                         ------------   ----------
Net income                                $   214       $   609
Realized gains                                  4            22
Discontinued operations                        (2)           (3)
Cumulative effect of
 accounting change                            (21)          (21)
Preferred dividends                             2             6
                                            -----         -----
Operating earnings available to
 common shareholders                      $   231       $   605
                                            =====         =====
Annualized operating earnings
 available to common shareholders         $   927       $   807
Operating return on equity                   17.1%         15.4%
Average adjusted equity                   $ 5,427       $ 5,241
Average unrealized appreciation               773           696
                                            -----         -----
Average common equity                     $ 6,200       $ 5,937
                                            =====         =====

Underwriting Results: The company calculates underwriting results using statutory financial information, adjusting for certain items (such as the amortization of deferred policy acquisition costs) to arrive at an underwriting result as calculated with GAAP measures. Our reported underwriting result is calculated by subtracting incurred losses and loss adjustment expenses and underwriting expenses (as adjusted for items such as the impact of deferred policy acquisition costs) from net earned premiums. This represents our best measure of profitability for our property-liability underwriting segments. A reconciliation of statutory underwriting results to the company's reported underwriting results can be found in the statistical supplement available on the company's web site.


The St. Paul Companies is headquartered in Saint Paul, Minnesota, and provides commercial property-liability insurance and asset management services. The St. Paul reported 2002 revenue from continuing operations of $8.92 billion and total assets of $39.96 billion, and ranks No. 207 on the 2002 Fortune 500 list of largest U.S. companies. For additional information about The St. Paul's quarterly results, go to the Investor Relations section of The St. Paul's Web site: www.stpaul.com.

Certain statements made by the company in this release may constitute forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: competitive considerations, including the ability to implement price increases; the frequency and severity of catastrophic events, including the risk of large losses from man-made catastrophes such as terrorist attacks; our achievement of planned expense savings; the timing and impact of our exiting of certain types of business; changes in the demand for, pricing of, or supply of reinsurance or insurance; uncertainties relating to reinsurance recoverables; increased competitive pressure; the loss of significant customers; worse than anticipated loss developments from business written in prior years; the risk of greater than expected losses in our Other segment; losses due to foreign currency exchange rate fluctuations and losses in our investment portfolio; the risk that losses related to credit-sensitive products, including surety bonds, could be material in the event of a sustained economic downturn or adverse developments affecting large surety customers; changes in our estimate of insurance industry losses resulting from the Sept. 11, 2001, terrorist attack; the potential impact of the global war on terrorism and Federal solutions to make available insurance coverage for acts of terrorism; regulatory developments; general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets; judicial decisions and rulings; risks relating to the approval by the bankruptcy court of the settlement of the Western MacArthur matter; changes in domestic and foreign laws, regulations and taxes, including risks relating to possible Federal legislation regarding asbestos related claims; effects of acquisitions and divestitures; and various other factors. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

COMMENT ON REGULATION G

Throughout this press release, the company presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use this financial information in evaluating our performance. In addition to the GAAP presentations of net income and certain statutory reporting information we show certain non-GAAP measures, including operating earnings and operating return on equity. All non-GAAP terms are defined in this press release, together with an explanation of why we believe such measures may provide useful information to investors regarding our financial condition or results of operations and a statement, to the extent material, of any additional purposes our management uses the non-GAAP financial measure. Reconciliations of non-GAAP measures (other than the statutory information) to the most comparable GAAP figures are included in accordance with the requirements of Regulation G under the Securities Exchange Act of 1934. Non-GAAP measures are often not comparable among issuers, and are not a substitute for GAAP information.



All financial results herein are unaudited as of the date of this release.

                             -30-